EXHIBIT 10.4

Teda Hotels Management Limited

PERSONAL AND CONFIDENTIAL EMPLOYMENT AGREEMENT

NAME	Mok Yu Luk, Daley
HKID No.	E860799(4)
POSITION	Chief Financial Officer
DIRECT SUPERIOR	Reports directly to Chief Executive Officer
EMPLOYEE CATEGORY	Permanent
BASIC SALARY	HK$ 50,000.00
COMMENCEMENT DATE	3 January 2006

Dear Mr. Mok,

We, Teda Hotels Management Limited (hereinafter referred to as the “COMPANY”), have the pleasure to offer you the above stated position in accordance with the captioned schedule of terms and conditions stated hereunder:

(1)	Working Hours	For Office staff :
Office hours as determined by the COMPANY.
Currently Monday to Friday : 9:00 a.m. to 17:30 p.m.
Saturday : 9:00 a.m. to 13:00 p.m.

(2)	Duties	Your duties shall include the major duties but not limited to those listed on the attachment for which you are employed and you are required to carry out other assignments on a regular basis which the COMPANY or your supervisor may call upon you to perform. You are required to hold extra positions in any of the Group’s company by your superior as assigned.

(3)	Meal-break	For each working day you will be entitled to one (1) hour meal-break, which is between 13:00 p.m. and 14:00 p.m.

(4)	Holidays	You are entitled to the following holidays:
Gazetted General Holidays.

(5)	Annual Leave	Eighteen (18) working days of annual leave after serving every period of Twelve (12) months.

(6)	Employee Benefits	You are entitled to enjoy the employee benefits pertinent to your employee category. All benefits are subject to revision from time to time as deemed appropriate by Management.

(7)	Year-End Bonus	You shall not be entitled any payment of year-end bonus under this agreement. Payment of any bonus or share option is of a gratuitous nature and is granted only at the discretion of the COMPANY and shall depend upon the business situation of the COMPANY, your overall performance and your contribution to the profitability of the COMPANY.

Employment Agreement for
P.2

(8)	Bonus Share	For the first two years of employment, you will be rewarded each year with 50,000 common stock of the listed company Teda Travel Group Inc. upon completion of one full year of service.

(9)	Termination of Employment	a)	During the first month of probationary period, no notice or payment in lieu is required.

		b)	During the second and third month of the probationary period or during the extended probationary period, seven days’ notice or payment in lieu is required.

		c)	After confirmation into permanent employment, one month’snotice or payment in lieu is required.

(10)	Transferability	For reasons of operations needs, reallocation of manpower, cross training, staff development, conflicts or on medical grounds, the Management reserves the rights to vary the nature of your duties according to your personal abilities to perform multi-tasks, which may include your possible transfer to other departments or secondment to other properties within our Group of Companies.

All benefits and entitlements due to such transfers will be adjusted accordingly.

(11)	Uniform	Smart office attire is required.

(12)	Termination due to Misconduct, Unpunctuality, or Breach of Contract	Your employment can be terminated at any time, without notice or payment in lieu in the event of your serious misconduct, persistent unpunctuality, neglect of duty or breach of any of the terms and conditions of your employment, or of any rules and regulations governing your employment.

(13)	Rules & Regulations	You are to comply with all rules and regulations governing your employment made by the COMPANY from time to time. You will also observe the House Rules made known to you from time to time by the COMPANY or your Department Head.

(14)	Rules of Bribery	a)	At any time during this agreement, you must inform the COMPANY if you or your immediate family have any financial interest in any business with which the COMPANY has business dealings or which competes with the COMPANY.
		b)	Unless permission is given by the COMPANY in advance, you or your immediate family must not accept any personal loan from the COMPANY’s suppliers, clients or business associates.
		c)	Prior permission granted from the COMPANY must be received before taking up any outside work or in exchange for extra benefits.
		d)	Other than the salary, rewards and benefits specified in this agreement, you must seek permission from the COMPANY for the acceptance of any form of reward and advantage with your work.

(15)	Training	It is expected that you will take interest in your professional and personal growth through devoting reasonable personal time to taking part in training and developmental activities arranged by the COMPANY.

Employment Agreement for
P.3

(16)	Mandatory Provident Fund Scheme	This will be commended according to Hong Kong Special Administrative Region Government regulations and requirements.

(17)	Non-disclosure of Company’s Proprietary Information	The Teda Hotels Management Limited and its subsidiaries expect you to be discreet in all matters of proprietary information. You shall not, whether during or after the subsistence of this employment agreement, disclose to any third party any information or material relating to the Company, its business and its customers coming to your knowledge in the course of your work. Except in those circumstances where you have obtained the written consent from the Teda Hotels Management Limited or its subsidiaries, the Company will take disciplinary action including summary dismissal against you.

Should you wish to accept the appointment on the aforesaid terms, kindly confirm your acceptance by signing the two (2) copies of this letter and returning them to us. If unconfirmed by you, this offer of employment will automatically expire in 48 hours.

Our very best wishes for every success in your new appointment with Teda Hotels Management Limited. We indeed look forward to developing mutually beneficial relations.

Yours sincerely,
For and on behalf of
Teda Hotels Management Limited

/s/
Hui Chin Tong, Godfrey	Date
Chief Executive Officer

I, Mok Yu Luk, Daley, fully understand all the details above and now confirm my acceptance of the aforesaid employment terms. I shall take full responsibility of my job and agree to be transferred within our Group of Companies as the COMPANY deems appropriate.

/s/
Mok Yu Luk, Daley	Date
Signature of Employee

c.c.	ORIGINAL FOR EMPLOYEE COPY FOR PERSONAL FILE

CFO

Teda Travel Group Inc. (TTVL) level

1.	Responsible for all accounting filings of the listed company.

2.	Responsible for all legal related issues of the company

3.	Liaise with financial advisor on fund raising issues.

4.	Liaise with IR firm on share price and trading volume issues.

5.	Liaise with PR on all press releases and company.

6.	Liaise with Hong Kong and US auditors on all accounting.

7.	Liaise with US lawyer on all SEC legal compliance issues for the company and for founding shareholders.

8.	Review and update company structure from time to time.

9.	Issue company accounting policies according to US SEC requirements from time to time.

10.	Assist CEO in preparation of company presentation information and materials.

11.	Responsible for arranging road shows and also representing the company in road shows.

12.	Coordinate with investment bankers and potential investors.

13.	Answer to all enquires raised by investors relating to company issues.

Hong Kong Holding Company level

1.	Responsible for producing timely accounting statements and reports for auditors.

2.	Responsible for the company’s secretarial issues.

3.	Responsible for the coordination between Hong Kong office and Teda group office in Tianjin.

4.	Responsible for producing regular budget, cash flow projection and other accounting reports for management purpose.

5.	Responsible for the structuring and preparation of proposals for mergers and acquisitions purposes.

6.	Carry out due diligence checking for all mergers and acquisitions.

7.	Carry out audit review for all M&A targets.

8.	Handle the necessary documentations and procedures for all mergers and acquisitions.

Beijing Office & Subsidiaries level

1.	Coordinate with Beijing operation headquarters in all accounting and financial requirements.

2.	Issue accounting and financial policies and guidelines for all subsidiaries.

3.	Review all legal and accounting situation of all subsidiaries regularly.

4.	Arrange and coordinate audit for all subsidiaries.

5.	Responsible for performance financial analysis for each subsidiary.